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                                                                      EXHIBIT 99

            FLORIDA PANTHERS HOLDINGS, INC. TO ACQUIRE PIER 66 RESORT
                 HOTEL & MARINA AND BAHIA MAR BEACH RESORT HOTEL


         Ft. Lauderdale, Florida (December 22, 1996) Florida Panthers Holdings, Inc. (NASDAQ: PUCK) announced today that it has signed definitive agreements to acquire the Hyatt Regency Pier 66 Resort and Marina and Radisson Bahia Mar Beach Resort and Marina. Both properties are located in Fort Lauderdale, Florida.

         H. Wayne Huizenga, Chairman of Florida Panthers Holdings, Inc. stated "The acquisition of these world famous and profitable resort properties and their strong cash flow is an important step as we begin building Panthers Holdings into a diversified leisure time based sports and entertainment company."

         Richard Evans, President of Panthers Holdings, also commented "We anticipate that the addition of these internationally renowned resorts will also provide abundant opportunities for cross marketing and merchandising of services and products to be developed by Panthers Holdings."

         Panthers Holdings President, Richard Evans, formerly held a similar position with Gaylord Entertainment where his responsibilities included among other areas the legendary Opryland Hotel and Theme Park.

         Both the Hyatt Regency Pier 66 and Radisson Bahia Mar are owned and operated by The Rahn Group. Minority investors in these resort properties include Panthers Holdings board members: Steven R. Berrard, H. Wayne Huizenga, George D. Johnson, Jr. and Richard C. Rochon. Both properties are managed by the Rahn Group which will continue in that role once the acquisition is completed.

         John Anderson and Peter Roberts, principals of the Rahn Group, commented "We are extremely excited about this unique opportunity to contribute and to participate in the future of Panthers Holdings."

         Hyatt Regency Pier 66 and Radisson Bahia Mar are among the most prestigious resorts in the Southeast Untied States. Pier 66 is located on the Intracoastal Waterway and encompass 22 acres consisting of 380 luxury guest rooms and 124 yacht slips. The Pier 66 marina ranks among the most exclusive yacht basins on the East Coast and accommodates yachts up to 200 feet in length.

         The Bahia Mar Beach Resort sits on a 40 acre site surrounded by the Atlantic Ocean and Intracoastal Waterway. The resort includes a 350 slip marina and hotel containing 297 rooms.

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Bahia Mar is known worldwide for its hosting of the Fort Lauderdale
International Boat Show, the largest of its kind in the world. Bahia Mar was also the home of Travis McGee, a fictional hero who appeared in over a dozen popular novels written by the late John D. MacDonald.

         The purchase price was determined by using a combined capitalization rate of about 10 percent less assumption of debt and will result in the issuance of 8.4 million shares of Florida Panthers Holdings, Inc. Class A common stock. The transaction is subject to a fairness opinion and shareholder approval.

         Florida Panthers Holdings, Inc. operates the Florida Panthers Hockey Club, the Miami Arena and the Arena Development and Arena Operating Companies.

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